United States securities and exchange commission logo





                      March 13, 2023

       Saiful Khandaker
       Chief Executive Officer
       Fintech Ecosystem Development Corp.
       100 Springhouse Drive Suite 204
       Collegeville, PA 19426

                                                        Re: Fintech Ecosystem
Development Corp.
                                                            Preliminary Proxy
Statement filed on Schedule 14A
                                                            Filed March 1, 2023
                                                            File No. 001-40914

       Dear Saiful Khandaker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Alexander H. Rahn, Esq.